[Appleby Letterhead]

Exhibit 5

e-mail:
sraftopoulos@applebyglobal.com

direct dial:
Tel +345 814 2748
Fax +345 949 4901

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton, HM 11
Bermuda

6 August 2009

Dear Sirs:

XL Capital Ltd —1991 Performance Incentive Program— Form S-8 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as Amended, of an additional 24,000,000 Class A ordinary shares of the Company, par value US$0.01 per share (the “Ordinary Shares”) to be issued pursuant to the Company’s 1991 Performance Incentive Program (as amended and restated) (the “Plan”).

We have reviewed the resolutions passed at the annual general meetings of the shareholders of the Company dated April 29, 2005 and April 24, 2009 and also reviewed board resolutions of the Directors of the Company dated July 24, 2009 (together the “Resolutions”) and assume that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout by the shareholders and directors of the Company and that all interests of the Directors in the subject matter of the Resolutions, if any, have been declared and disclosed in accordance with the Articles of Association of the Company and that there is no matter affecting the authority of the directors, not disclosed by the Memorandum and Articles of Association or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

We have reviewed the Company’s Memorandum and Articles of Association as issued by or filed with the Registrar of Companies prior to the date hereof and the form of Registration Statement as filed with the Securities and Exchange Commission. We have assumed without independent verification the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies. We have relied upon the accuracy of the facts contained in a certificate of an officer of the Company dated 5 August 2009 and have assumed the continuing accuracy as at the date hereof in giving this opinion further verification.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be issued in accordance with the Plan have been reserved for issuance and that there are no intervening changes in the Plan, the Company’s Memorandum and Articles of Association, the Resolutions, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:

1.	The Company’s authorised capital is US$9,990,000 divided into 999,000,000 Ordinary Shares of a par value of US$0.01 each.

2.

The Company has sufficient authorised share capital to issue the Ordinary Shares and the issue thereof is within the power and capacity of the Company’s Board of Directors. The Ordinary Shares to be issued in accordance with the Plan have been duly authorised and when issued and registered in the Company’s Register of Members in accordance with the provisions of the Plan and the Registration Statement will be legally and validly issued.

3.

On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or satisfied by other consideration approved by the Board of Directors of the Company or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4.	Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.

5.

The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and under the Memorandum of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, solely by reason of such shareholding.

We are practicing in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Certain Legal Matters”.

Yours faithfully,

/s/ APPLEBY